Exhibit 5.1

RICHARD R. DYKHOUSE

Executive Vice President, General Counsel and

Corporate Secretary

May 20, 2016

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

Re: Issuance of Class A Common Stock pursuant to Time Warner Cable Plans

With reference to the Form S-8 Registration Statement filed with the Securities and Exchange Commission on May 20, 2016 (the “Registration Statement”) pertaining to the proposed issuance by Charter Communications, Inc. (formerly known as CCH I, LLC) (the “Company”) of an aggregate of up to 9,943,000 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”), issuable in connection with the Company’s assumption of (a) the Time Warner Cable Inc. 2011 Stock Incentive Plan, (b) the Time Warner Cable Inc. 2006 Stock Incentive Plan and (c) the TWC Savings Plan (collectively, the “Plans”), I or attorneys under my supervision (together, “we” or “us” and in the possessive “our”) have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, certain resolutions and actions adopted by the Board of Directors of the Company relating to such issuance, the written documents constituting the Plans, and statements we have received from officers and representatives of the Company.

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company. In examining such materials and in delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents, and the correctness of statements submitted to us by officers and directors of the Company.

Based solely on the foregoing and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the Plans, will be duly and validly issued and will be fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares.

Sincerely,

/s/ Richard R. Dykhouse

Richard R. Dykhouse, Esq.